Exhibit 99.3

January 22, 2013

JANUS CAPITAL GROUP INC. ANNOUNCES THE APPOINTMENT

OF SEIJI INAGAKI TO THE BOARD OF DIRECTORS

DENVER — Janus Capital Group Inc. (“JCG”) (NYSE: JNS) announced today that Seiji Inagaki will join the JCG Board of Directors, effective January 22, 2013.  Mr. Inagaki’s appointment to JCG’s Board of Directors is in connection with the strategic alliance JCG and The Dai-ichi Life Insurance Company, Limited (“Dai-ichi Life”) entered on August 10, 2012 and is intended to help further promote the aims of the strategic alliance between the two firms.

Mr. Inagaki has been an Executive Officer and General Manager of the Investment Planning Department of Dai-ichi Life since April 2012, and has worked in many different capacities for Dai-ichi Life over his 26-year career with the firm.  He earned a bachelor’s degree in economics from Keio University in Japan and an MBA from the Harvard Business School.

“Mr. Inagaki brings his knowledge of the global markets, risk management and experiences in the financial services industry to the table, and we are very happy that he is joining the board of directors,” said Glenn Schafer, Chairman of the Janus Capital Group Board of Directors.

About Janus Capital Group Inc.

Janus Capital Group Inc. (“JCG”) is a global investment firm offering strategies from three individual investment boutiques: Janus Capital Management LLC (“Janus”), INTECH Investment Management LLC (“INTECH”) and Perkins Investment Management LLC (“Perkins”). Each manager employs a research-intensive approach that is distinct within its respective asset class. This multi-boutique approach enables the firm to provide style-specific expertise across an array of strategies, including growth, value and mathematical equities, fixed income and alternatives through one common distribution platform.

At the end of September 2012, JCG managed $158.2 billion in assets for shareholders, clients and institutions around the globe. Based in Denver, JCG also has offices in Frankfurt, The Hague, Paris, London, Milan, Munich, Zurich, Singapore, Hong Kong, Tokyo, Melbourne, Dubai and Taipei.

Contact:

John Groneman, 303-336-7466